Exhibit 10.31

This Secured Promissory Note (this “Note”) shall not be sold, offered for sale, pledged, or hypothecated except as permitted herein. Any attempted transfer of this Note in violation of such terms shall be null and void and of no effect. This Note has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold unless (i) a registration statement under the Securities Act is in effect therefor or the Borrower has received an opinion of counsel to the effect that registration is not required under the Securities Act in connection with such sale or (ii) it is sold in accordance with Rule 144 promulgated under the Securities Act.

RMI CORPORATION

SECURED PROMISSORY NOTE

$15,000,000.00	May 31, 2009

FOR VALUE RECEIVED, the undersigned, RMI CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to the order of NETLOGIC MICROSYSTEMS, INC., a Delaware corporation (“Lender”), or each of its respective assigns and successors, the aggregate principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), together with accrued and unpaid interest thereon and any other amount owed pursuant to the terms of this Note from the date hereof as provided herein.

1. Payment on the Maturity Date. The Borrower shall pay to Lender on the Maturity Date in full in cash all of the aggregate unpaid principal amount of the indebtedness evidenced by this Note then outstanding, together with all accrued but unpaid interest thereon and any other amount owed hereunder.

2. Interest Rate. Except as expressly provided in Section 3.2(a) hereof, this Note shall bear interest daily at the Applicable Interest Rate on the principal indebtedness evidenced by this Note outstanding from the date of this Note until the Maturity Date or the date upon which the principal indebtedness evidenced by this Note otherwise becomes due and payable (whether by demand or otherwise). Interest shall be calculated on the basis of three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues.

3. Default.

3.1 Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if any one of the following events shall have occurred:

(a) the Borrower fails to pay when due and payable (whether at the Maturity Date or otherwise) the full amount of any principal payment or interest payment on the Note;

(b) an event of default has occurred and is continuing under any other debt instrument of Borrower (including, without limitation, the Pre-Existing Loan Agreements) evidencing debt resulting in the acceleration of the maturity of such indebtedness in an amount in excess of $500,000; provided, however, that such event of default under this clause (b) caused by the occurrence of a default under such other indebtedness shall be cured or waived for purposes of this Agreement upon Lender receiving written notice from the party asserting such default under such other agreement, if, at the time of such cure or waiver under such other agreement, (a) Lender has not declared an Event of Default hereunder and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement; and (c) in connection with any such cure or waiver under such agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Lender be materially less advantageous to any Loan Party;

(c) other than with respect to any covenant or provision which is the subject of clause (d) below, any Loan Party shall fail or neglect to perform, keep or observe any affirmative covenant or material provision contained herein or in any Loan Document, respectively, on the date that any Loan Party is required to perform, keep or observe such covenant or provision and shall permit the continuance of such failure for 10 days; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by the Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed to be an Event of Default);

(d) any Loan Party shall fail or neglect to perform, keep or observe any negative covenant or provision contained herein or in any Loan Document, respectively, on the date that any Loan Party is required to perform, keep or observe such covenant or provision;

(e) (i) any Loan Document or any provision thereof shall cease to be in full force and effect, or shall cease to give Lender Liens, rights, powers and privileges purported to be created thereby in favor of Lender, or (ii) any Liens granted in any of the Collateral in favor of Lender shall be void, voidable, or invalid, or (iii) any involuntary Lien (other than any such Lien which is otherwise permitted pursuant to Section 7 hereof) shall attach to any asset or property of any Loan Party or the Collateral which is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from Lender, whichever occurs first; or (iv) any Loan Party shall cease operations of its present business without the prior written consent of Lender; or (v) any condition exists or event occurs which has resulted in a Material Adverse Effect;

(f) any Loan Party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating any Loan Party bankrupt or insolvent; or any order for relief with respect to any Loan Party is entered under the Federal Bankruptcy Code; or any Loan Party petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of any Loan Party or of any substantial part of the assets of any Loan Party, or commences any proceeding relating to any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction;

or any such petition or application is filed, or any such proceeding is commenced, against any Loan Party and either (a) any Loan Party, as applicable, by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 45 days;

(g) any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $500,000, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business;

(h) any material representation or material warranty made by any Loan Party in any Loan Document or in any certificate, document, financial or other written statement furnished at any time by any Loan Party as required pursuant hereto or thereto shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

(i) any event of default by Borrower shall have occurred under Section 12.1(e) (other than a default arising from a failure, despite Borrower’s commercially reasonable best efforts, to obtain the third-party consents referenced in Section 10.1(m) or 8.2 or to meet the condition set forth in Section 8.4(d) of the Agreement) or (f)(i) of that certain Agreement and Plan of Merger Reorganization dated as of the date hereof (the “Merger Agreement”) by and among Lender, Roadster Merger Corporation, Borrower, and the Representative (as defined therein), resulting in the termination of the Merger Agreement by Lender; or

(j) a Change of Control occurs.

3.2 Consequences of Events of Default.

(a) If any Event of Default has occurred, the Applicable Interest Rate shall increase by an increment of two percentage points or, if less, to the maximum amount permitted by law. Any increase of the Applicable Interest Rate resulting from the operation of this Section 3.2(a) shall terminate as of the close of business on the date upon which no Events of Default exist.

(b) If any Event of Default of the type described in Section 3.1(f) has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) shall become immediately due and payable without any further action on the part of Lender, and the Borrower shall immediately pay to Lender all amounts due and payable with respect to this Note.

(c) If any Event of Default under Section 3.1 (other than of the type described in Section 3.1(f)) has occurred, Lender may declare all or any portion of the outstanding principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) to be immediately due and payable and may demand immediate payment of all or any portion of the outstanding principal amount of this Note, provided, however, that in the case of any Event of Default due to the occurrence of an event of default by Borrower under Section 12.1(e), Borrower may only make the preceding declaration ninety (90) days after such Event of Default and it shall only be effective if not cured by such date.

(d) If any Event of Default of the type described in Section 3.1(j) has occurred, upon the consummation of the transaction constituting the Change of Control the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto) and an additional Five Million and No/100 Dollars ($5,000,000.00) shall be paid to Lender from the proceeds of such Change of Control transaction prior to any creditor, shareholder or other Person (other than the Pre-Existing Lenders) receiving any of such proceeds.

(e) Lender shall also have any other rights which such holder may have been afforded under any contract or agreement with the Borrower at any time and any other rights which such holder may have pursuant to applicable law.

4. Waiver of Presentment and Notice. The Borrower hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that Lender may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Borrower hereunder.

5. Representations, Warranties and Agreements. As a material inducement to Lender to provide the indebtedness evidenced by this Note, Borrower hereby, and each Loan Party upon being joined hereto pursuant to Section 6.10, represents and warrants that:

5.1 Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified to do business as a foreign organization in every jurisdiction where the failure to so qualify could be reasonably expected to have a Material Adverse Effect. Each Loan Party possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to execute, deliver and perform its obligations under this Note.

5.2 This Note, the Guaranty, the other Loan Documents and any document or other agreement related hereto has been duly authorized, executed, and delivered by the Loan Party thereto and does not conflict with, violate or result in a breach of or require any consent that has not been obtained as of the date hereof under (i) any applicable law, rule or regulation the violation of which could be reasonably expected to have a Material Adverse Effect, (ii) any of the terms of its organizational documents, or (iii) any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound.

5.3 This Note constitutes the legal, valid, and binding obligation of each Loan Party, is in full force and effect and enforceable against each Loan Party in accordance with its terms (subject, in each case, to the effect of bankruptcy or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity)).

5.4 No Default or Event of Default has occurred and is continuing or will occur upon the funding of the Note hereunder.

5.5 All representations and warranties herein and in each other Loan Document shall be true and correct as of the time of execution hereof or thereof and shall survive the execution, delivery and acceptance hereof and thereof by the parties thereto and the closing of the transactions described there in or relating thereto.

6. Covenants. Until the indefeasible payment and satisfaction in full in cash of all obligations of any Loan Party hereunder (including all accrued but unpaid interest) and the termination of this Note, unless any Loan Parties receive the prior written consent of Lender waiving or modifying any of the Loan Party’s covenants hereunder in any specific instance, Borrower hereby, and each Loan Party upon being joined hereto pursuant to Section 6.10, covenants and agrees as follows:

6.1 Maintenance of Records; Legal Existence. Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of their respective business activities, in accordance with United States generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A-1 or such other locations as the Borrower shall notify Lender in accordance with subsection 6.2(a) hereof. Each Loan Party shall maintain its legal existence in good standing in the jurisdiction in which it is organized and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

6.2 Notices. The Borrower shall:

(a) Locations. Promptly notify Lender of the proposed opening of any new place of business or new location of Collateral (as defined herein) other than such places and locations identified on Exhibit A-2, the closing of any existing place of business or location of Collateral, any change in the location of any Loan Party’s books, records and accounts (or copies thereof), the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which the Borrower has previously advised Lender in writing that such Goods will be used.

(b) Names and Trade Names. Promptly (and in any event within twenty-four hours) notify Lender with respect to the change of its name, and promptly (and in any event within five days) notify Lenders with respect to the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(c) Collateral. Promptly (and in any event within 3 days) notify Lender of the existence of any item with respect to which Lender has the option to require to become subject to a separate pledge, assignment and security agreement pursuant to Section 8.4 hereof.

(d) Material Litigation. A prompt report of any legal actions pending or threatened against Borrower, Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in damages or costs to Borrower, Loan Party or any of their respective Subsidiaries of $500,000 or more, or in which an adverse decision could reasonably be expected to result in a Material Adverse Effect.

All of the foregoing notices and information shall be provided by the Borrower to Lender in writing.

6.3 Compliance with Laws and Maintenance of Permits. Each Loan Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which could reasonably be expected to have a Material Adverse Effect and each Loan Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, environmental laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

6.4 Inspection and Audits. Each Loan Party shall permit Lender to call at its places of business without hindrance or delay to inspect the Collateral and to inspect and audit their books, records, journals, orders, receipts and any correspondence and other data relating to each Loan Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning each Loan Party’s business as Lender may consider necessary or advisable under the circumstances.

6.5 Insurance. The Borrower shall keep the Collateral properly insured for the full insurable value thereof against loss or damage by such risks as are customarily insured against by Persons engaged in businesses similar to that of the Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as Lender may consider necessary or advisable. Upon Lender’s request, original (or certified) copies of such policies of insurance have been or shall be, within thirty (30) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and at Lender’s request, shall contain an endorsement, in form and substance reasonably acceptable to Lender, showing loss under such insurance policies payable to Lender.

6.6 Collateral. Each Loan Party shall keep the Collateral in good condition, repair and order, ordinary wear and tear and damage by casualty excepted. Each Loan Party shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form reasonably satisfactory to Lender, of the security interest of Lender hereunder.

6.7 Guaranties. Each Loan Party shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) swap contracts entered into in the ordinary course of business for bona fide hedging purposes and not for purposes of speculation, (iii) contingent obligations existing on the date hereof and disclosed on Schedule 6.7 attached hereto (including extensions and renewals thereof which do not increase the amount or extend the term of such contingent obligations as of the date of such extension or renewal), (iv) contingent obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (v) contingent obligations arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies required hereunder, or arising under customary indemnification provisions contained in leases, licenses and other agreements entered into the ordinary course of business, (vi) contingent obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder, and (vii) obligations of Borrower with respect to indemnification of its officers and directors.

6.8 Indebtedness. Each Loan Party shall not create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the indebtedness evidenced hereby and other than such indebtedness outstanding on the date hereof and disclosed on Schedule 6.8 attached hereto (including extensions and renewals thereof which do not increase the amount or extend the term of such indebtedness as of the date of such extension or renewal); provided that the Loan Parties may (i) incur unsecured indebtedness to trade creditors in the ordinary course of business; (ii) incur purchase money indebtedness or capitalized lease obligations in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any one time outstanding (or such higher amount as may be agreed to by Lender from time to time hereafter in writing); (iii) incur indebtedness not otherwise permitted hereunder in an amount not to exceed $100,000 (or such higher amount as may be agreed to by Lenders in from time to time hereafter in writing), in the aggregate, and (iv) renewals and replacements of any of the foregoing in each case to the extent that such renewal or replacement does not increase the aggregate outstanding principal amount thereof and is on terms no more onerous in any material respect to the such Loan Party as applicable in respect thereof; provided, that the endorsement of items for deposit or collection received in the ordinary course of business and accrued expenses incurred in the ordinary course of business shall not be deemed to be “indebtedness” hereunder; provided, further, that, without Lender’s prior written consent, the Borrower shall not agree to assignment, replacement or other refinancing of the Pre-Existing Loan Agreements if such assignment, replacement or refinancing results in any lender other than the Pre-Existing Lenders being a party to the documentation effecting such transaction.

6.9 Bank Accounts. Each Loan Party shall not establish any new bank accounts without prior written notice to Lender.

6.10 Subsidiaries. Each Loan Party shall not, without prior notice to Lender, establish, create or acquire any new subsidiary or enter into any joint ventures or partnerships with any other Person and shall, at the request of Lender, cause any such new subsidiary to join as a Loan Party to the Loan Documents in a manner as Lender may deem necessary or desirable.

6.11 Fundamental Changes, Line of Business. Except as contemplated by the Merger Agreement, each Loan Party shall not amend its organizational documents or change its fiscal year or enter into a new line of business materially different from the Loan Parties’ current business.

6.12 Investments; Distributions. Each Loan Party shall not directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or pay any dividends or make any distribution or payment to stockholders or redeem, retire or purchase any capital stock. “Permitted Investments” are (i) Investments existing on the date hereof and disclosed on Schedule 6.12 attached hereto; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within 1 year from the date thereof, (b) commercial paper maturing no more than 1 year from the date of its creation, and (c) certificates of deposit maturing no more than 1 year after issue and issued by Lender or by any commercial bank organized under the laws of the United States of America or any State thereof; (iii) Investments consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of the a Loan Party’s business and (b) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors; (iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (v) Investments consisting of notes receivable or, prepaid royalties and other credit obligations to customers and suppliers who are not Affiliates, in the ordinary course of business, (vi) Investments by Borrower in a subsidiary not to exceed a total of $1,000,000 after the date of this Agreement, exclusive of amount necessary to cover payroll and operating expenses projected to be incurred for up to a period of two months after the date of transfer of such funds to such subsidiary; and (vii) Investments by a Loan Party in RMI International Cayman Limited, a Cayman Islands corporation (“RMII”), pursuant to the transaction contemplated by that certain Cost Sharing Agreement, dated as of May 30, 2008, between the Borrower and RMII or that certain Buy-In License Agreement, dated as of May 30, 2008, between the Borrower and RMII; provided, however, that (x) Borrower may convert any of its convertible securities in to other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (y) Borrower may pay dividends solely in stock of the Borrower, and (z) Borrower may repurchase the stock of former employees, former directors, or former consultants pursuant to stock repurchase agreements so long as no Default or Event of Default has occurred at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of $500,000 in any fiscal year.

6.13 Financial Statements. Borrower shall deliver to Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each fiscal month, monthly consolidated and consolidating balance sheets and income statements covering consolidated and consolidating operations of Borrower and its respective Subsidiaries during the period certified by a Responsible Officer; (ii) as soon as available, but no later than one-hundred and eighty (180) days after the last day of Borrower’s fiscal year, reviewed annual consolidated and consolidating financial statements prepared under GAAP, consistently applied, prepared by an independent certified public accounting firm; and (iii) any and all information that Lender may reasonably request of the Borrower or any other Loan Party with respect to the business, assets, properties, financial performance and prospects of the Borrower or any other Loan Party.

7. Liens. Each Loan Party agrees that it will not create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, except for (i) Liens securing the indebtedness evidenced hereby, (ii) Liens for taxes, assessments or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves, (iii) Liens arising in the ordinary course of business (such as Liens of carriers, landlords, warehousemen, mechanics and materialmen and other similar Liens imposed by law), (iv) Liens in existence on the date hereof with respect to indebtedness permitted hereby, (v) Liens arising from precautionary UCC financing statement filings regarding operating leases, (vi) licenses of intellectual property in the ordinary course of business, (vii) Liens (other than any Lien imposed by ERISA, and other than any Lien securing an obligation for the payment of borrowed money or for the deferred purchase price of property or services) incurred or deposits made in the ordinary course of business in connection with obligations not due or delinquent with respect to workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations; (viii) attachment or judgment Liens (including judgment or appeal bonds) not exceeding $500,000 in the aggregate at any time outstanding for all Loan Parties, provided that any such Lien shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay; (ix) zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto (and, with respect to leasehold interests, Liens and other encumbrances that are incurred, created, assumed or permitted to exist on or with respect to the leased property and arise by, through or under or are asserted by a landlord or owner of the leased property, with or without consent of the lessee) which were not incurred in connection with the borrowing of money and which do not in the aggregate materially detract from the value of the property of any Loan Party or any of their subsidiaries, as the case may be, or impair the use of such property for the purposes for which such property is held by any such Person; (x) Liens in favor of Pre-Existing Lenders pursuant to the Pre-Existing Loan Agreements in accordance with the Intercreditor Agreement; (xi) Liens securing purchase money indebtedness incurred in connection with the purchase, acquisition or construction by any Loan Party of real property, improvements thereto, equipment or other fixed assets or intangibles (including software); provided that (a) such security interests secure Indebtedness permitted by Section 6.8(ii), and (x) Liens existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and is securing indebtedness permitted by Section 6.8(ii).

8. Security.

8.1 Note and Loan Secured. All property and Liens assigned, pledged or otherwise granted to Lenders by any Loan Party under this Note or under any other Collateral Document shall secure the payment of the principal amount of the indebtedness evidenced by this Note and interest thereon and the other amounts payable by Borrower to Lender hereunder or thereunder. In addition to this Note, each Loan Party other than Borrower shall enter into the Guaranty in favor of Lender.

8.2 Grant of Liens. Each Loan Party hereby assigns, pledges and grants to Lender, and agrees that Lender shall have a first priority perfected and continuing security interest in, and Lien on, the following property and interests in property of such Loan Party, whether now owned or hereafter acquired or existing, and wherever located (the “Collateral”): (a) all rights, title and interest in and to all of its Accounts, Inventory, Chattel Paper, Documents, Goods, Commercial Tort Claims, Investment Property, Instruments, Securities, General Intangibles, Deposit Accounts, Letter-of-Credit Rights, Supporting Obligations and money (as such capitalized terms are defined in the Uniform Commercial Code in effect from time to time), (b) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an Account or Chattel Paper, (c) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, (d) all other assets and personal property, and (e) all accessions to, substitutions for, and all replacements, cash and non-cash proceeds and products of the foregoing. Each Loan Party further agrees that Lender shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Note, the other Loan Documents and under applicable Laws.

8.3 Collateral Disclosure List. After the date hereof, at Lender’s request, the Loan Parties shall deliver to Lender a list (the “Collateral Disclosure List”) which shall contain such information with respect to the Loan Party’s business and property as Lender may require. Promptly after demand by Lender, each Loan Party shall furnish to Lender an update of the information contained in the Collateral Disclosure List at any time and from time to time as may be requested by Lender. Such updates shall be deemed to be included in the definition of “Collateral Disclosure List.”

8.4 Personal Property. Each Loan Party acknowledges and agrees that it is the intention of each Loan Party and Lender that Lender shall have a perfected Lien, in form and substance satisfactory to Lender and each of their counsel, on all of the Collateral, whether now owned or hereafter arising or acquired. Subject to the Intercreditor Agreement, within ten (10) days of Lender’s request, each Loan Party shall deliver to Lenders all originals of all Collateral consisting of certificated Securities (having a monetary value in excess of $250,000 on an individual basis), Instruments (with a face value of each instrument in excess of $250,000 on an individual basis), tangible Chattel Paper (having a monetary value in excess of $250,000 on an individual basis), and Documents (having a monetary value in excess of $250,000 on an individual basis). In addition, each Loan Party agrees to take those actions reasonably requested by Lender and consistent with this Note and the Intercreditor Agreement to perfect Lender’ security interest in and Lien on the Collateral (whether now owned or hereafter acquired).

8.5 General Collateral Matters.

(a) Each Loan Party authorizes Lender to file financing statements and amendments thereto against each Loan Party indicating the Collateral (including an indication that the financing statement covers all or substantially all assets and/or personal property of such Loan Party or words of similar import) in such jurisdictions as Lender determines is necessary or desirable to perfect Lender’s security interest in the Collateral.

(b) If requested by Lender, each Loan Party will cooperate with Lender in obtaining control with respect to Collateral consisting of Deposit Accounts, material Letter-of-Credit Rights and material Electronic Chattel Paper (as such capitalized terms are defined in the Uniform Commercial Code).

(c) Each Loan Party will not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is as of the date hereof incorporated or organized without the prior written consent of Lender, and each Loan Party will not be incorporated or organized under the laws of any more than one jurisdiction at any one time.

(d) Each Loan Party acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statements relating to the Collateral or any other property, real or personal, that is subject to a Lien in favor of Lender without the prior written consent of Lender, and each Loan Party agrees that it will not do so without such prior written consent, subject to the Loan Parties’ rights under Section 9-509(d)(2) of the Uniform Commercial Code (to the extent such section has been enacted in the relevant jurisdiction).

(e) Loan Parties shall deliver an executed Intellectual Property Security Agreement in form and substance acceptable to Lender on or before June 10, 2009

8.6 Release. Upon the indefeasible payment in full in cash of all obligations of Borrower under this Note and the other Loan Documents, at the Borrower’s sole cost and expense, Lender shall release and/or terminate any financing statement against the Collateral.

9. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of the Note may not be amended and the Loan Parties may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the prior written consent of Lender.

10. [Reserved.]

11. Definitions. For purposes of this Note, capitalized terms used herein, unless not otherwise defined herein, have the following meanings:

“Affiliate” means, as to any Person, any Person which directly or indirectly Controls, is controlled by, or is under common control with such Person. For purposes of this definition, “Control” of a Person means the power, direct or indirect, (i) to vote or direct the voting of 25% or more of the outstanding shares of voting equity interests of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity interests, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Notwithstanding the foregoing, for purposes of this Note, the Loan Documents and related documents, neither Lender nor any of their Affiliates shall be deemed to be Affiliates of the Borrower, Parent, the other Loan Parties or any of their subsidiaries.

“Applicable Interest Rate” means 10.00% per annum.

“Change of Control” means (i) any reorganization, consolidation or merger by Borrower with another Person (except with Lender or any Affiliate of Lender); (ii) any transaction (other than a primarily equity financing event or the transactions contemplated by the Merger Agreement) in which the holders of Borrower’s outstanding capital stock immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction(s), own capital stock representing at least 50.0% or the voting power of the surviving Person; or (iii) the sale, license or other disposition of all or substantially all of Borrower’s assets (other than pursuant to the transactions contemplated by the Merger Agreement).

“Collateral” has the meaning given to such term in Section 8.2 of this Note.

“Collateral Disclosure List” has the meaning given to such term in Section 8.3 of this Note.

“Collateral Documents” means collectively any assignment, pledge agreement, security agreement (including, without limitation, the Intellectual Property Security Agreement), mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, Lender on any real, personal or intangible property of any Person to secure all or any portion of the obligations owing by the Borrower under this Note and the Loan Documents to Lender, all as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Default” means an event, which, with the giving of notice or the passage of time, or both, could or would constitute an Event of Default hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis both as to classification of items and amounts.

“Gold Hill” Gold Hill Venture Lending 03, L.P.

“Guaranty” means any guaranty entered into after the date hereof by any Loan Party other than the Borrower with respect to the obligations of Borrower under this Note.

“Intercreditor Agreement” means that certain Subordination Agreement, dated as of the date hereof, among the Pre-Existing Lenders and Lender.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement, dated as of the date hereof, by and between Borrower and Lender.

“Investment” is any beneficial ownership (including stock, partnership interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment for security, encumbrance for security, lien, or hypothecation, whether perfected or unperfected, avoidable or unavoidable, including, without limitation, any condition sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan Document” shall mean this Note, any Guaranty, the Collateral Disclosure List, any Collateral Document and any other document executed and delivered by a Loan Party to Lender in connection herewith or therewith.

“Loan Party” shall mean Borrower and any Subsidiary Loan Party that is party to any Loan Document.

“Material Adverse Effect” means any change or changes or effect or effects that individually or in the aggregate are materially adverse to (i) the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral, (ii) business, operations or financial condition of the Loan Parties taken as a whole, or (iii) the legality, validity or enforceability of this Note and related documents.

“Maturity Date” means the earliest to occur of (i) November 30, 2010 after the date hereof and (ii) acceleration of the Note obligations pursuant to Section 3.2; or such later date as agreed to by Lenders in writing.

“Merger Agreement” has the meaning given to such term in Section 3.1(i) of this Note.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pre-Existing Lenders” shall mean VLL4, Gold Hill and SVB.

“Pre-Existing Loan Agreements” shall mean that certain (i) Loan and Security Agreement, dated as of December 14, 2004, by and among Borrower, VLL4, Gold Hill and SVB, (ii) Loan and Security Agreement, dated as of December 26, 2006, by and among Borrower, VLL4 and SVB and (iii) Amended and Restated Loan and Security Agreement, dated as of March 8, 2007, as amended as of March 8, 2009, by and between Borrower and SVB.

“Responsible Officer” means, with respect to any corporation, any of the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Treasurer of such corporation, and, with respect to any limited liability company or other type of business entity, any manager or other individual performing comparable management functions with respect to such entity.

“SVB” means Silicon Valley Bank.

“Subsidiary Loan Party” means each subsidiary of Borrower which may become a party to a Loan Document from time to time pursuant to Section 6.10.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of California.

“VLL4” means Venture Lending & Leasing IV, Inc.

For purposes of this Note, capitalized terms used herein and which are defined in the Uniform Commercial Code (as in effect from time to time) and which are not otherwise defined herein are given the meanings ascribed to such capitalized terms in the Uniform Commercial Code (as in effect from time to time).

12. Costs and Expenses. The Borrower agrees to promptly pay all costs and expenses (including reasonable attorneys’ fees) incurred by Lender in enforcing any rights under, or in collecting any payments due under, this Note, the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a workout, or any insolvency or bankruptcy proceedings. The costs and expenses for which the Borrower is responsible under this Section 12 shall be payable promptly upon Lender’s demand and deemed part of the obligations which are secured by the Collateral hereunder. The obligations of the Borrower under this Section 12 shall survive the payment in full of this Note.

13. Transfer. Unless an Event of Default shall exist, Lender shall have no right to sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) all or any part of this Note. No Loan Party may Transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Lender.

14. Payments. All payments to be made to Lender shall be made in the lawful money of the United States of America in immediately available funds without setoff, counterclaim or deduction. Any payment received by Lender after 1:00 p.m. (California time) on any day, will be deemed to have been received on the next following business day.

15. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

16. No Setoffs, etc. All payments hereunder shall be made by the Borrower without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions imposed by any governmental authority. If the Borrower shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to Lender hereunder, then the amount so payable to Lender shall be increased as may be necessary so that, after making all required deductions, setoffs and withholdings, Lender shall receive an amount equal to the sum it would have received had no such deductions, setoffs or withholding been made.

17. Payment Set Aside. To the extent that the Borrower makes a payment or payments to Lender hereunder or Lender enforces its rights or exercises its right of setoff hereunder, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Borrower, a trustee, receiver or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

18. Usury Laws. It is the intention of the Borrower and Lender to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by Lenders resulting from an Event of Default, demand, voluntary prepayment by the Borrower or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the holder hereof either be rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points, or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Borrower or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Borrower.

19. Notices. Any notice required to be given to any Loan Party or Lender hereunder shall be deemed effective only if in writing and delivered by personal service or delivered to an overnight courier service, with guaranteed next day delivery or mailed by registered or certified mail, return receipt requested, postage prepaid, to the below addresses (or such other address as may be provided in writing to the other party):

Borrower:

RMI Corporation

18920 Forge Drive

Cupertino, CA 95014

Attn: Chief Financial Officer

Lender:

Netlogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Attn: Mike Tate, Chief Financial Officer

20. Survival. The obligations of the Borrower under Section 12, 20 and 21 shall survive the payment in full of this Note.

21. No Fiduciary Relationship. No provision in the Loan Documents and no course of dealing between the parties hereto shall be deemed to create any fiduciary duty by Lender in respect of any Loan Party or any subsidiary of a Loan Party.

22. Governing Law. This Note and all questions governing the construction, validity and interpretation of this Note will be governed by the internal law of the State of California, without regard to conflicts of law principles.

23. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS NOTE, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN (collectively, a “Claim”). If the waiver of jury trial set forth in this Section 25 is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

24. Entire Agreement. This Note and the other documents referred to herein embody the entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto.

25. Severability. If any part of this Note is contrary to, or prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

26. Successors; No Third Party Beneficiaries. All of the terms of this Note shall inure to the benefit of Lender and its respective successors and assigns and shall be binding upon the Loan Parties and each of their respective permitted successors and assigns Except as otherwise expressly provided herein or therein, no other Person shall be a direct or indirect beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Note or the other Loan Documents.

[Signature page follows]

IN WITNESS WHEREOF, Borrower has executed and delivered this Secured Promissory Note as of the date first written above.

RMI CORPORATION,
a Delaware corporation

By:	/s/ L. William Caraccio

Name:	L. William Caraccio
Title:	SVP